Exhibit 11.1

                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE - unaudited
                       (thousands except per share data)
                                                     Three Months Ended
                                                   ------------------------
                                                   March 28,     March 29,
Primary Earnings per Share                           1997          1996
---------------------------                        ---------     ---------
Net income                                           $ 8,986       $ 3,170
                                                     =======       =======
Average number of common and common
  equivalent shares:
    Average common shares outstanding                 46,497        45,702
    Dilutive options                                   1,685           703
                                                     -------        ------
Average number of common and
  common equivalent shares                            48,182        46,405
                                                     =======       =======
Earnings per common and common
  equivalent share                                   $   .19       $   .07
                                                     =======       =======

Fully Diluted Earnings per Share
----------------------------------
Net income                                             8,986       $ 3,170
Add interest expense on convertible
  debt, net of tax effect (1)                              -             -
                                                     -------       -------
Adjusted net income                                  $ 8,986       $ 3,170
                                                     =======       =======
Average number of common and common
  equivalent shares on a fully diluted basis
    Average common shares outstanding                 46,497        45,702
    Dilutive options                                   1,685           703
    Conversion of convertible debt (1)                     -             -
                                                     -------       -------
Average number of common and
  common equivalent shares on a fully
  diluted                                            $48,182       $46,405
                                                     =======       =======
Fully diluted earnings per common
  and common equivalent share                        $   .19       $   .07
                                                     =======       =======
-----------------------------------------------

(1) The convertible debt is not included in the calculation of fully diluted earnings per share for the quarters ended March 28, 1997 and March 29, 1996 since its inclusion would have had an antidilutive effect.